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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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USG Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING YOUR SHARES
PROXY STATEMENT AND PROXY
PRINCIPAL STOCKHOLDERS
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2005 FOR A THREE-YEAR TERM TO EXPIRE IN 2008
RECOMMENDATION OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL INFORMATION
DEADLINE FOR STOCKHOLDER PROPOSALS

April 1, 2005
Dear Fellow Stockholder:
      You are cordially invited to attend the USG Corporation annual meeting of stockholders at 9:00 a.m. (Chicago time) on Wednesday, May 11, 2005, in USG Corporation’s third-floor Business Library at 125 South Franklin Street, Chicago, Illinois. The attached Notice of Annual Meeting and proxy statement describe all known items to be acted upon by stockholders at the meeting.
      It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares using the enclosed proxy form for registered stockholders or the proxy voting instruction form for stockholders who hold shares through a broker or other nominee. If you vote by Internet or telephone, it is not necessary for you to return your proxy form or voting instruction form in the mail. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.
      If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a USG stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your shareholdings, to be used to gain entry to the meeting, is non-transferable.
      Please vote your shares promptly and join us at the meeting.
Sincerely,
William C. Foote
Chairman of the Board

125 South Franklin Street	USG Corporation	Chicago, IL 60606-4678
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
       The USG Corporation annual meeting of stockholders will be held at its headquarters in the third-floor Business Library, 125 South Franklin Street, Chicago, Illinois, 60606-4678, on Wednesday, May 11, 2005, at 9:00 a.m., Central Standard Time, for the following purposes:

1.	To elect four directors for a term of three years, pursuant to the Corporation’s by-laws.

2.	To consider ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Pursuant to the Corporation’s by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement and must be introduced by a motion, which must be seconded, before it may be considered or before a vote on it may be taken.
      The Board of Directors has fixed the close of business on March 16, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.
      A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each stockholder will be available for examination by any stockholder at the Corporation’s office of the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois, 60606-4678, during ordinary business hours beginning April 29, 2005, and running throughout the course of the meeting.

By order of the Board of Directors

J. E. Schaal
Corporate Secretary
April 1, 2004
PLEASE VOTE YOUR SHARES PROMPTLY!

VOTING YOUR SHARES
      The following subsections titled Registered Stockholders, Beneficial Stockholders, and USG Corporation Investment Plan Participants are intended to assist stockholders in voting their shares. Information about broker non-votes and abstentions, as well as proxy revocations and USG Corporation Investment Plan share units is located under the section titled PROXY STATEMENT AND PROXY below.
Registered Stockholders
      If your share holding is evidenced by a certificate or is through the direct stock purchase plan, you will receive a proxy voting form from Computershare Investor Services, the Corporation’s common stock transfer agent and registrar, showing the number of shares you own, your address, and each of the items to be voted upon at this year’s annual meeting. Please mark the voting portion of the proxy voting form, at each space provided, indicating how you would like your shares to be voted for each item presented and return the detachable voting portion to Computershare Investor Services using the envelope provided. Directions for voting by telephone or the Internet are located on the bottom portion of the proxy form. If you plan to attend the annual meeting, please mark that space on the proxy voting form and remember to bring the non-voting portion of the proxy voting form to the annual meeting to gain admission. Any questions you may have about your stock certificate or registered address may be directed to Computershare Investor Services at the address or phone number shown on the proxy voting form.
Beneficial Stockholders
      If you hold shares through a brokerage firm, bank, or other nominee, you will receive a voting instruction form from that institution showing the number of shares you own and each of the items to be voted upon at this year’s annual meeting. Please mark the voting portion of the voting instruction form, at each space provided, indicating how you would like your shares to be voted for each item presented and return the detachable voting portion of the voting instruction form to ADP Investor Communications, or other institution, using the envelope provided. Instructions for voting by telephone or the Internet should be located on the voting instruction form. If you plan to attend the annual meeting, please mark that space on the voting instruction form and remember to bring the non-voting portion of the voting instruction form, or a current statement from your broker or nominee showing your USG stockholding to the annual meeting to gain admission. Any questions you may have about your beneficial stockholdings or your address should be directed to your broker, bank, or nominee.
      If you have deposited your stock certificate with a broker, bank, or nominee and the name and address that appears on the certificate is yours, Computershare Investor Services will forward directly to you a proxy voting form for the voting of those shares consistent with the methods described above under the section titled Registered Stockholders.
USG Corporation Investment Plan Participants
      Share units owned by employees through the USG Corporation Investment Plan will be shown on a proxy voting form issued to Investment Plan participants by Computershare Investor Services, the Investment Plan proxy tabulator, in a manner consistent with the methods described above under the section titled Registered Stockholders above.

PROXY STATEMENT AND PROXY
      This proxy statement has been prepared by the management of USG Corporation (the “Corporation”). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Corporation’s annual meeting of stockholders to be held on May 11, 2005, and any adjournment or postponement thereof. The notice of the annual meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement, together with the notice, proxy, and any accompanying materials, on or about April 1, 2005.
      The Board has selected the close of business on March 16, 2005 (the “Record Date”) as the time for determining the holders of record of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”), entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. On the Record Date, the Corporation had outstanding 43,343,283 shares of Common Stock and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment or postponement thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum.
      Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares he, she, or it owns for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote, and present in person or represented by proxy, is required for election of directors and for ratification of the appointment of independent public accountants. Broker non-votes (the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the “voting power present” with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for, or against, the election of directors or a particular matter, as the case may be, but they are treated as part of the “voting power present” with respect to such matter and therefore have the same legal effect as a vote against such matter. Stockholders whose shares are registered in their own name may vote by proxy through the mail, by telephone, or the Internet by following the instructions included in the proxy form provided. Stockholders whose shares are held in “street name” (held through a broker or other nominee) may vote by proxy by following the instructions included with their voting instruction form.
      Any persons whose shares are held of record in their name may revoke their proxy at any time before it has been voted by (i) giving written notice of revocation to the Corporation’s Corporate Secretary, (ii) submitting to the Corporation a valid proxy voting the same shares and bearing a later date, or (iii) voting by ballot at the annual meeting. Any persons whose shares are held in “street name” must contact their broker or nominee to revoke a proxy.
      All proxies received (and not revoked), pursuant to this solicitation, will be voted by the individuals named in the proxy, except for matters where authority to vote is specifically withheld and except for matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given, and authority is not withheld, the individuals named in the proxy solicited by the Board intend to vote for the director nominees and for the ratification of the appointment of the independent public accountants as shown below.
      The Northern Trust Company, as trustee (the “Trustee”) of the USG Corporation Investment Plan (the “Plan”) held of record 368,883 shares of Common Stock on the Record Date or approximately 0.85% of all common shares outstanding. The Trustee, as of the Record Date, intends to vote Plan shares in accordance with instructions given by Plan participants. Plan shares not allocated, and Plan shares for which no instructions are received, will be voted by the Trustee proportionately to reflect the results indicated by participant directions in the same proportion as those shares for which instructions are received. The Trustee shall act as provided above, unless it is required to act otherwise by law. Plan participants may revoke previously submitted voting instructions by filing with the Trustee’s tabulating agent (Computershare Document Services, Attn: Proxy Unit, 7600 South Grant Street, Burr Ridge, IL 60527) either a written notice of revocation or a properly completed and signed Trustee issued proxy form bearing a later date.
      Except as otherwise expressly indicated, all information in this proxy statement is provided as of the Record Date.
PRINCIPAL STOCKHOLDERS
      The following table lists the beneficial ownership of Common Stock with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of its Common Stock outstanding on the Record Date. The information shown is based on the respective person’s Schedule 13D or 13G as filed with the Securities and Exchange Commission.

Name and Address	Amount of
of Beneficial Owner	Beneficial Ownership	Percent of Class

Berkshire Hathaway Inc.(a)	6,500,000	14.99%
1440 Kiewit Plaza Omaha, NE 68131
FMR Corp.(b)	5,548,300	12.80%
82 Devonshire Street Boston, MA 02109
Gebr. Knauf Verwaltungsgellschaft KG(c)	4,300,878	9.92%
Am Bahnhof 7 97346 Iphofen Federal Republic of Germany
D.E. Shaw Laminar Portfolios, L.L.C.(d)	2,839,800	6.55%
120 West 45th Street Tower 45 — 39th Floor New York, NY 10036

(a)	Berkshire Hathaway Inc., a Delaware corporation, with Warren E. Buffett, an individual who reported he may be deemed to control Berkshire Hathaway, Inc., and OBH, Inc., a Delaware corporation, and National Indemnity Company, a Nebraska insurance corporation, have shared voting and dispositive power with respect to all such shares.

(b)	Fidelity Low Priced Stock Fund, an FMR Corp. investment company, a Delaware corporation, with Edward C. Johnson 3d, has sole dispositive power while the Fidelity Funds Board of Trustees has sole voting power with respect to 4,302,800 shares. Fidelity Management Trust Company, controlled by FMR Corp. and Edward C. Johnson 3d, has sole voting and dispositive power with respect to 66,300 shares.

(c)	Gebr. Knauf Verwaltungsgellschaft KG, a limited partnership organized under the laws of Germany, has sole voting and dispositive power with respect to all such shares.

(d)	D.E. Shaw Laminar Portfolios, L.L.C., a Delaware corporation, with David E. Shaw, an individual who reported he may be deemed to control D.E. Shaw & Co., L.P., and D.E. Shaw & Co., L.L.C., a Delaware corporation, have shared voting and dispositive power with respect to all such shares.

ELECTION OF DIRECTORS
      The Board currently is composed of 11 directors, divided into three classes, two having four members each, the other having three members. Each class is elected for a three-year term. One class of four directors will be elected at the annual meeting of stockholders on May 11, 2005. The remaining classes will be elected in 2006 and 2007, respectively.
      The four candidates nominated by the Board for election as directors at the annual meeting of stockholders on May 11, 2005, are identified below. If any of these director nominees should for any reason become unavailable prior to the meeting, the Board, prior to the meeting, will either (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the position vacant to be filled at a later time.
      A provision in the Corporation’s by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision that required a director who is not an officer or employee retire from Board service at the end of the first annual meeting of stockholders following such director’s 70th birthday has been waived, through the annual meeting to be held in 2006, by resolution of the Board, in order to promote continuity during the Corporation’s chapter 11 proceedings.
      Based upon the information submitted by each of its directors, and following the recommendation of the Governance Committee, the Board has made a determination that all of its directors except Mr. Foote are independent as that term is defined by the New York Stock Exchange listing standards and the Corporation’s by-laws and Corporate Governance Guidelines. The standards of independence set forth in the Corporation’s Corporate Governance Guidelines provide that if an individual director (or any entity for which he or she serves as a director, officer or is a holder of 10% or more of the outstanding ownership interest) and the Corporation have any relationship that accounts for more than 1% of the annual revenue and/or expenses of either the Corporation or the other entity or 5% of the ownership interest by one in the other, the affected director will not be independent for purposes of the Guidelines. In addition, members of legal or accounting and auditing firms which provide services to the Corporation are not independent pursuant to the Corporation’s by-laws. Applying these criteria as well as those set forth in the New York Stock Exchange listing standards, the Board determined that all of its members, other than Mr. Foote, are independent.
      Information presented below for the director nominees and the directors continuing in office has been furnished to the Corporation by the director nominees and directors.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
IN 2005 FOR A THREE-YEAR TERM TO EXPIRE IN 2008
      ROBERT L. BARNETT, 64, retired Executive Vice President, Motorola Corporation. He previously served as President, Commercial Governmental and Industrial Solutions Sector and President, Land Mobile Products Sector, Motorola Corporation. He is a director of Johnson Controls, Inc. and Central Vermont Public Service Corporation, and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He also is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990 and is a member of the Board’s Audit and Governance Committees and chairs its Corporate Affairs Committee.
      DAVID W. FOX, 73, retired Chairman and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company, a banking and financial services firm. Mr. Fox is a former director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a former Public Governor and past Chairman of the Chicago Stock Exchange, a director and past Chairman of Northwestern Memorial Hospital and a life trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. Mr. Fox has been a director of the Corporation since May 1987 and is a member of the Board’s Finance and Governance Committees and chairs its Compensation and Organization Committee.
      VALERIE B. JARRETT, 48, is Managing Director and Executive Vice President of The Habitat Company, a private residential developer and property manager. Ms. Jarrett is Chairman of the Board of the Chicago Stock Exchange, Vice Chairman of the University of Chicago Hospitals Board of Trustees and the Executive Council of the Chicago Metropolis 2020. She is a director of Harris Insight Funds, Navigant Consulting, Inc., The Joyce Foundation, the Local Initiative Support Corporation, and The Metropolitan Planning Council. Ms. Jarrett is a Trustee of The University of Chicago, the Museum of Science and Industry, and Window to the World Communications, Inc. Ms. Jarrett has been a director of the Corporation since August 1998 and is a member of the Board’s Compensation and Organization and Corporate Affairs Committees and chairs its Governance Committee.
      MARVIN E. LESSER, 63, Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, L.L.C., an investment advisor. Mr. Lesser also is a private consultant. He is a director of Pioneer Companies, Inc. and St. Moritz 2000 Fund, Ltd.

Mr. Lesser has been a director of the Corporation since May 1993 and is a member of the Board’s Audit, Finance, and Governance Committees.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote FOR the election of the nominees listed above.
Director Terms of Office Expiring in 2006
      KEITH A. BROWN, 53, President of Chimera Corporation, a private management holding company. He also is a director of Myers Industries, Inc. Mr. Brown has been a director of the Corporation since May 1993 and is a member of the Board’s Audit, Finance, Governance, and Corporate Affairs Committees and the Nominating Subcommittee of the Governance Committee.
      JAMES C. COTTING, 71, retired Chairman and Chief Executive Officer of Navistar International Corporation, truck and diesel engine manufacturing and financial services firm. Mr. Cotting has been a director of the Corporation since 1987 and is a member of the Board’s Governance and Corporate Affairs Committees, chairs its Finance Committee, and is a member of the Nominating Subcommittee of the Governance Committee.
      W. DOUGLAS FORD, 61, retired Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and a Managing Director of BP p.l.c. He had been Executive Vice President of its predecessor Amoco Corporation. He is a director of UAL Corporation, Air Products and Chemicals, and Suncor. He also is a Trustee of the University of Notre Dame. Mr. Ford has been a director of the Corporation since 1996 and is a member of the Board’s Compensation and Organization, Governance, and Corporate Affairs Committees and the Nominating Subcommittee of the Governance Committee.
      JOHN B. SCHWEMM, 70, retired Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company, a commercial and financial printer. He is a director of Walgreen Co. and William Blair Mutual Funds and is a Life Trustee of Northwestern University. Mr. Schwemm has been a director of the Corporation since May 1988 and is a member of the Board’s Audit, Governance, and Compensation and Organization Committees and the Nominating Subcommittee of the Governance Committee.
Director Terms of Office Expiring in 2007
      LAWRENCE M. CRUTCHER, 62, Managing Director of Veronis Suhler Stevenson, investment bankers and private equity fund managers. Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board’s Audit, Finance, Governance, and Corporate Affairs Committees and currently is chair of the Nominating Subcommittee of the Governance Committee.
      WILLIAM C. FOOTE, 54, Chairman, President and Chief Executive Officer. He joined the Corporation in January 1984. Mr. Foote is a director of Walgreen Co. and The Kohler Company. He also serves as a director of the National Association of Manufacturers and of Northwestern Memorial Hospital, as a trustee of the Museum of Science and Industry, and is a member of the Civic Committee of The Commercial Club. He has been a director of the Corporation since March 1994.

      JUDITH A. SPRIESER, 51, former Chief Executive Officer of Transora, a technology software and services company. Prior to her founding Transora in 2000, Ms. Sprieser was Executive Vice President of Sara Lee Corporation and Chief Executive Officer of its foods and foodservice segments and previously served as its Chief Financial Officer. She is a director of Allstate Corporation, Kohl’s Corporation and Reckitt-Benckiser PLC and is a member of Northwestern University’s Board of Trustees. Ms. Sprieser has been a director of the Corporation since February 1994 and is a member of the Board’s Compensation and Organization, Finance, and Governance Committees and the Nominating Subcommittee of the Governance Committee and chairs its Audit Committee.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Meetings of the Board of Directors
      The Board held six meetings during 2004, and the standing committees of the Board held an aggregate of 24 meetings during the year. Each director attended at least 75% of the aggregate number of meetings in 2004 of the Board and the Board committees on which he or she served.
      There are two executive sessions of the Board mandated by its Corporate Governance Guidelines, one in February (conducted by the Chair of the Compensation and Organization Committee) to review the performance and consider the compensation of the Chief Executive Officer and a second in November (conducted by the Chair of the Governance Committee) to review the results of the Board’s self-evaluation process. Other unscheduled sessions may be held from time to time at the request of one or more directors, and the presiding director at any such session is selected by the directors attending such session.
Committees of the Board of Directors
      The standing committees of the Board are the Audit, Compensation and Organization, Corporate Affairs, Finance, and Governance Committees. The Board approved by-laws in 2004 eliminating the Executive Committee that had existed for a number of years. Each committee charter requires that each of its members be “independent” as that term is defined in the New York Stock Exchange listing standards and the Corporation’s by-laws and Corporate Governance Guidelines. As mentioned above, the Board has determined that all of the directors, other than Mr. Foote, are independent as so defined.
      The Audit Committee has ongoing responsibilities to assist the Board in monitoring the integrity of the financial statements of the Corporation, the Corporation’s compliance with financial reporting and related legal and statutory requirements, and the independence and performance of the Corporation’s internal and external auditors and the other responsibilities set forth in the committee’s written charter adopted by the Board. The committee selects and employs, on behalf of the Corporation, subject to ratification by the stockholders, a firm of independent public accountants to audit the Corporation’s books and accounts for the applicable year, which firm is ultimately accountable to the committee and the Board. The committee members are Judith A. Sprieser, Chair, Robert L. Barnett, Keith A. Brown, Lawrence M. Crutcher, Marvin E. Lesser, and John B. Schwemm. Each of the members also meets the independence requirements under the Sarbanes-Oxley Act. The committee held seven meetings during

2004. The Board has determined that all members of the committee are “audit committee financial experts” as defined in the Sarbanes-Oxley Act of 2002 and related SEC regulations.
      The Compensation and Organization Committee reviews and makes recommendations to the Board with respect to management organization, succession and development programs, and the election of Corporation officers. The committee reviews and approves or recommends for approval Corporation officers’ salaries, incentive compensation, and bonus awards. The committee, or a subcommittee thereof, also makes the decisions required by a committee of the Board under all stock option and restricted and deferred stock plans which the Corporation has adopted, or may adopt, and approves and reports to the Board changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the committee are David W. Fox, Chair, W. Douglas Ford, Valerie B. Jarrett, John B. Schwemm, and Judith A. Sprieser. The committee held four meetings during 2004.
      The Corporate Affairs Committee reviews and recommends policies and programs important to the Corporation’s position with those various constituencies whose understanding and goodwill are necessary to the Corporation’s success. It reports periodically to the Board on the Corporation’s activities in fulfilling its social responsibilities and complying with public policy, including environmental compliance, employee safety and occupational health, equal employment opportunity, product safety, corporate contributions and the relationship of the Corporation to the communities in which it operates. The members of the committee are Robert L. Barnett, Chair, Keith A. Brown, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford, and Valerie B. Jarrett. The committee held four meetings during 2004.
      The Finance Committee provides review and oversight of, and makes recommendations to, the Board on the Corporation’s financing requirements and programs to obtain funds; operating and capital expenditures budgets; relationships and communications with banks, other lenders and creditors, and stockholders; dividend policy; and acquisitions, divestitures, and significant transactions affecting the Corporation’s capital structure and ownership. The committee reports periodically to the Board on the funding and investment performance of qualified retirement plans of the Corporation and its subsidiaries and authorizes necessary, or desirable, changes in actuarial assumptions for funding those retirement plans. The committee also considers such other matters as may periodically be referred to it by the Board. The committee members are James C. Cotting, Chair, Keith A. Brown, Lawrence M. Crutcher, David W. Fox, Marvin E. Lesser, and Judith A. Sprieser. The committee held six meetings during 2004.
      The Governance Committee makes recommendations to the Board concerning the size and composition of the Board and standing committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as benefits and compensation of non-employee directors. The committee also is responsible for evaluating Board performance and assessing the adequacy of, and the Board’s compliance with, the Corporate Governance Guidelines and the Corporate Code of Business Conduct. The members of the committee are Valerie B. Jarrett, Chair, Robert L. Barnett, Keith A. Brown, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford, David W. Fox, Marvin E. Lesser, John B. Schwemm, and Judith A. Sprieser. The committee held three meetings during 2004. The committee has established a Nominating Subcommittee which is responsible for performing the nominating functions of the committee. The Subcommittee presently includes all of the committee members except Messrs. Barnett, Fox and Lesser and Ms. Jarrett. The Chair of the Subcommittee currently is Mr. Crutcher.
Stockholder Nominee Recommendations; Communication with Directors
      The Nominating Subcommittee will consider director nominee recommendations from Corporation stockholders. Director nominee recommendations must be in writing and include a brief account of the individual’s business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization of which that individual is a director. Director nominee recommendations should be sent to the Nominating Subcommittee, c/o the Corporate Secretary, USG Corporation, 125 South Franklin Street, Chicago, Illinois, 60606-4678. Recommendations may be submitted at any time, but will not be considered by the Nominating Subcommittee in connection with the annual meeting of a given year, unless received on or before a date in early December of the prior year. That date for the 2006 annual meeting of stockholders is described in Deadline for Stockholder Proposals later in this proxy statement.
      The process for reviewing and selecting a new nominee would involve seeking out candidates who would satisfy the standards set forth in the Corporate Governance Guidelines and in the Governance Committee Charter as well as those search criteria determined by the Governance Committee to be applicable for any individual Director search. Generally the Nominating Subcommittee would begin a search by retaining an executive search firm to assist in identifying and recruiting a new director to fill a vacancy or to add an additional director as the Board may determine. Any candidate ultimately selected by this process would be expected to have met with a number of Directors, including the Nominating Subcommittee Chair, prior to any decision to nominate such individual for election to the Board.
      Stockholders may send communications to the Corporation’s directors as a group or individually, c/o the Corporate Secretary at the address shown above. Stockholder communications will be reviewed by the Corporate Secretary for relevance to the business of the Corporation and then forwarded to the intended director(s). Stockholders may also meet directors before or after the annual meeting which is held in conjunction with the second quarter Board meeting since all of the directors are expected to, as a matter of policy, and normally do attend the annual meeting, as was the case in 2004.
Corporate Governance
      The Corporation’s Corporate Governance Guidelines, charters for each of its standing committees of the Board, and Code of Business Conduct are located at the Corporation’s website www.usg.com. A printed copy of all these documents also is available upon written request from the Corporate Secretary, USG Corporation, 125 South Franklin Street, Chicago, IL 60606-4678.
      In May 2004, the Corporation adopted a revised set of by-laws that the Corporation believes are more reflective of current practice for large companies and of evolving corporate governance concepts. The revisions include, among other things, a definition of the term independent director and a provision requiring that a majority of the Board be comprised of independent directors as well as provisions requiring that certain corporate actions be approved by a majority of the independent directors. The revised by-laws also eliminate the executive committee as one of the standing committees of the Board and require that members of the remaining standing committees be independent directors. The provisions relative to stockholder nominations and proposals have been updated, and the by-laws also spell out in greater detail how business is to be conducted at stockholder meetings. Anyone interested may read the revised by-laws in their entirety at the USG website referred to above or request a copy as described above.
      In 2004, the Board also amended its Governance Committee’s charter (and the Corporation’s by-laws) to expand the committee’s membership to include all independent members of the Board regardless of the expiration dates of their terms as directors. The amendment further provides for a nominating subcommittee to be composed, at any point, of all those members whose terms as directors continue beyond the next annual meeting. The Nominating Subcommittee performs the nomination functions of the Governance Committee and recommends to the Board individuals to be nominated for election by the stockholders at the annual meeting. The Nominating Subcommittee recommended the nominees for the 2005 annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT
      The following table sets forth information known to the Corporation regarding beneficial ownership of the Corporation’s Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (24 persons). Information in the table is derived from Securities and Exchange Commission filings made by such persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Corporation. The totals include shares the 24 persons have the right to acquire within 60 days of the Record Date through the exercise of stock options. Any Common Stock equivalents allocated to the accounts of the individuals identified in the Summary Compensation Table, and other executive officers, under the USG Corporation Investment Plan are included.

	Shares Beneficially	Option Shares
	Owned, Excluding	Exercisable Now		Percent
Name	Options(a)(b)	or Within 60 Days	Total	of Class

Robert L. Barnett	7,126	0	7,126	*
Edward M. Bosowski	16,625	70,000	86,625	*
Keith A. Brown(c)	140,323	0	140,323	*
James C. Cotting	6,544	0	6,544	*
Lawrence M. Crutcher(d)	13,832	0	13,832	*
Stanley L. Ferguson	10,615	52,000	62,615	*
Richard H. Fleming	30,848	99,000	129,848	*
William C. Foote(e)	50,476	225,000	275,476	*
W. Douglas Ford	4,661	0	4,661	*
David W. Fox	8,778	0	8,778	*
Valerie B. Jarrett	5,556	0	5,556	*
Marvin E. Lesser	7,665	0	7,665	*
James S. Metcalf	12,583	62,000	74,583	*
John B. Schwemm	7,163	0	7,163	*
Judith A. Sprieser	5,725	0	5,725	*
All directors and executive officers as a group (24 persons), including those named above:	359,092	709,500	1,068,592	2.47%

*	Less than one-percent.

(a)	No restricted stock was held by the Named Executives or by any other executive officer.

(b)	Includes deferred stock units under the Stock Compensation Program for Non-Employee Directors, as follows: Mr. Cotting, 3,540 units, Ms. Jarrett, 4,105 units, and Mr. Lesser, 4,834 units. See the section titled “Director Compensation” below for more information.

(c)	Includes 135,715 shares held by trusts of which Mr. Brown is a trustee.

(d)	Includes 5,990 shares held by Mr. Crutcher, as trustee for the benefit of his adult children, in which shares Mr. Crutcher disclaims beneficial ownership.

(e)	Includes 5,000 shares held by Mr. Foote’s spouse, Kari H. Foote, and 400 shares held for the benefit of his minor children, in which shares Mr. Foote disclaims beneficial ownership.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation’s executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the Securities and Exchange Commission filed ownership reports during 2004, the Corporation believes that all filing requirements were met during the year.
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
      On June 25, 2001, the Corporation and 10 of its U.S. subsidiaries filed for reorganization under chapter 11 of the U.S. Bankruptcy Code. As a result, all of the executive officers have been associated with a corporation that filed a petition under the general bankruptcy laws within the last five years.
COMPENSATION OF EXECUTIVE OFFICERS
      The following discussion has been prepared, based on the actual compensation paid and benefits provided, by the Corporation during the periods indicated to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation (collectively, the “Named Executives”) during 2004. This data is not necessarily indicative of the compensation and benefits that may be provided to the Named Executives in the future.

Summary Compensation Table
      The following table summarizes for the years indicated the compensation awarded to, earned by, or paid to, the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

					Long-Term
					Compensation Awards

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards	Options/	Compensation
Principal Position	Year	($)	($)(a)	($)(b)	($)(c)	SARs(#)	($)(d)

William C. Foote	2004	895,000	2,853,272	71,564	0	0	5,000
Chairman, President and	2003	895,000	1,756,351	57,480	0	0	8,389
Chief Executive Officer	2002	895,000	2,297,752	71,478	0	0	10,400
Richard H. Fleming	2004	455,000	1,141,914	N/A	0	0	5,000
Executive Vice President	2003	455,000	735,283	N/A	0	0	8,389
and Chief Financial Officer	2002	455,000	961,190	N/A	0	0	10,116
James S. Metcalf	2004	400,834	982,060	N/A	0	0	5,000
Executive Vice President;	2003	376,670	601,583	74,626	0	0	8,164
President, Building Systems	2002	352,500	732,375	N/A	0	0	10,203
Edward M. Bosowski	2004	380,000	953,686	N/A	0	0	4,763
Executive Vice President,	2003	380,000	614,083	N/A	0	0	8,152
Marketing and Corporate	2002	380,000	802,753	51,357	0	0	10,163
Strategy; President,
USG International
Stanley L. Ferguson	2004	355,000	890,945	N/A	0	0	5,000
Executive Vice President	2003	351,667	561,183	82,238	0	0	8,389
and General Counsel	2002	335,000	707,690	N/A	0	0	10,191

(a)	Reflects for each year payments arising from cash award opportunities under the Corporation’s Annual Management Incentive Program and payments under the Key Employee Retention Plan, as discussed below. The Key Employee Retention payments for 2004 included amounts deferred from earlier years under the Plan.

(b)	Includes perquisites as defined in Regulation S-K, Item 402, except where the total amount of perquisites received by the Named Executive was less than $50,000 or 10% of the Named Executive’s salary and bonus. Perquisites for 2004 provided to some or all of the Named Executives included the following: Corporation paid auto expense, financial and estate planning, executive death benefit plans, executive medical plan (discontinued December 31, 2004), luncheon club dues, tax services and personal catastrophic liability coverage. In accordance with SEC regulations, where the perquisites received by a Named Executive meet the reporting threshold, the type and amount of any perquisite exceeding 25% of the Named Executives’ total perquisites is as follows: Mr. Foote’s other annual compensation included $21,616 in estate planning fees in 2004; Mr. Bosowski’s included $16,116 for supplemental insurance and $14,448 in automobile allowance in 2002; Mr. Metcalf’s included a $40,000 club initiation fee in 2003; and Mr. Ferguson’s included $39,883 of imputed income due to a trip award in 2003.

(c)	There were no performance-based or time-vested restricted stock awards to any Named Executives during 2004 and none of the Named Executives hold restricted shares.

(d)	All other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.
Option/ SAR Grants in Last Fiscal Year
      No SARs or stock options were granted in 2004.
Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End
Option/SAR Values (a)

	Shares		Number of Securities	Value of Unexercised
	Acquired on	Value	Underlying Unexercised	In-The-Money
	Exercise	Realized	Options/SARs at Fiscal	Options/SARs at Fiscal
Name	(#)	($)	Year-End (#)(b)	Year-End($)

William C. Foote	0	0	225,000	2,001,300
Richard H. Fleming	0	0	99,000	937,560
James S. Metcalf	0	0	62,000	783,030
Edward M. Bosowski	0	0	70,000	816,110
Stanley L. Ferguson	0	0	52,000	543,740

(a)	No SARs were outstanding and no stock options were exercised.

(b)	All unexercised options are currently exercisable.
Long-Term Incentive Plans — Awards in Last Fiscal Year
      No awards were made in 2004.
Employment Agreements
      The Employment Agreements and Termination Compensation Agreements described below are executory contracts (i.e., contracts that remain to be performed by each party to the contract) under the Bankruptcy Code and are subject to assumption or rejection only with approval of the bankruptcy court. As of the date of this proxy statement, no motion has been filed seeking either to assume or reject these agreements.
      In order to assure continued availability of services of the Named Executives, the Corporation has entered into employment agreements (the “Employment Agreements”) with each of the Named Executives that have terms expiring on December 31, 2006. The Employment Agreements include an automatic renewal feature that renews the Employment Agreements for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the current term.

      The Employment Agreements provide for minimum annual salaries at the current rate to be paid at normal pay periods and at normal intervals to such Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board. The current annual salaries for the Named Executives are $995,000, $485,000, $455,000, $410,000 and $385,000 for Mr. Foote, Mr. Fleming, Mr. Metcalf, Mr. Bosowski, and Mr. Ferguson, respectively. The Employment Agreements require that each Named Executive devote full attention and best efforts during the term of such agreement to the performance of assigned duties. A Named Executive discharged without cause or constructively discharged by the Corporation during the term of an Employment Agreement may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits, including rights to receive incentive bonuses under the Corporation’s Annual Management Incentive Program, will be continued at corresponding levels and for the same period of time. The Corporation is obligated to reimburse a Named Executive for all reasonable legal fees incurred in order to enforce an Employment Agreement for a right or benefit wrongfully denied by the Corporation. If a Named Executive becomes disabled during the term of an Employment Agreement, compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive’s death during the term of an Employment Agreement, one-half of the full rate of compensation in effect at the time of death will be paid to the Named Executive’s beneficiary for the remainder of the unexpired term of the Employment Agreement.
      Each Named Executive has undertaken, during the term of such Employment Agreement and for a period of 18 months thereafter, not to (i) participate, directly or indirectly, in any enterprise that competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States, or (ii) interfere in any way with the relationship between the Corporation and any of its employees or any person or entity doing business with it. Each Named Executive has also agreed to never use for personal benefit, or the benefit of others, or disclose to others any of the Corporation’s confidential information except as required by the performance of duties under an Employment Agreement.
Termination Compensation Agreements
      The Corporation is a party to termination compensation agreements (the “Termination Compensation Agreements”) with the Named Executives that have terms expiring on December 31, 2006, with an automatic renewal feature which renews the Termination Compensation Agreements for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the current term. A Named Executive’s agreement terminates upon retirement.
      The Termination Compensation Agreements provide certain benefits in the event of a “change in control” and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Identified circumstances include termination by the Corporation other than for

“cause” and termination by the Named Executive for “good reason.” Each “change in control” will begin a new three-year period for the foregoing purposes. Under the agreements: (i) a “change in control” is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events, (ii) the term “cause” is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his or her duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation, and (iii) “good reason” for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive’s duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.
      The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) the then annual base salary, computed at 12 times the then current monthly pay, and (ii) the full-year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes. In the event a lump sum payment would constitute a “parachute payment” under the Internal Revenue Code, it may be decreased by the smallest amount that would eliminate the parachute payment unless the decrease would be 10% or more of the payment, in which case it shall not be decreased but rather increased by a gross-up amount to provide for applicable federal excise taxes related to such payment. The Corporation is required to maintain in full force and effect until the earlier of (i) three years after the date of any termination that gives rise to benefits under any of the agreements, and (ii) commencement by the Named Executive of full-time employment with a new employer, all employee welfare plans and arrangements in which the Named Executive was entitled to participate immediately prior to termination in a manner which would give rise to benefits under the agreements, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See the section titled “Retirement Plans” below. A Named Executive with a total of less than five years of credited service following such crediting will nonetheless be treated as if fully vested under that Plan, but with benefits calculated solely on the basis of total benefit service.
      The Corporation is obligated to reimburse all legal fees and expenses incurred by a Named Executive as a result of a termination that gives rise to benefits under an agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under the agreements if the Named Executive’s employment is terminated by the Corporation for “cause” or if the Named Executive terminates his employment other than for “good reason.”

      Immediately upon any change in control, the Corporation will establish a so-called “rabbi trust” to provide a source of payment for benefits payable under the agreements and will immediately thereafter deposit with the trustee under the trust an amount reasonably estimated to be potentially payable under all such agreements. In the event that the assets of the trust prove insufficient to provide for benefits payable under the agreements, the shortfall would be paid directly by the Corporation from its general assets.
Chapter 11 Related Compensation Plans
      On June 21, 2004, the United States Bankruptcy Court for the District of Delaware approved the Corporation’s request for authority to continue (i) a revised key employee retention plan (the “Key Employee Retention Plan”), and (ii) a severance plan for senior executives (the “Senior Executive Severance Plan”). These two plans are designed to provide key employees, including the Named Executives, with competitive financial incentives to remain in their current positions with the Corporation or its subsidiaries through the conclusion of the chapter 11 cases and to assume the additional administrative and operational burdens imposed by the chapter 11 cases.
Key Employee Retention Plan
      The Key Employee Retention Plan entitles eligible employees to a cash payment equal to a specified percentage of their annual base salary payable in semi-annual installments in return for continued employment with the Corporation or its subsidiaries. To be eligible for a retention payment, a participant must be an employee in good standing on the last day of the semi-annual period. The final two retention awards may be adjusted upward (by a maximum of 25%) or downward (to a minimum of zero) based on corporate performance as measured by net earnings.
      The Court has granted authority to implement the plan for a period up to the earlier of (a) emergence from bankruptcy, or (b) the Termination Date of December 31, 2005, with a portion of the payments deferred to June 30 and paid in July 2006. The Key Employee Retention Plan covers approximately 230 employees, including the Named Executives.
Senior Executive Severance Plan
      The Senior Executive Severance Plan establishes severance benefits for participants in the event of involuntary termination, without cause, on or prior to the effective date of emergence from bankruptcy.
      The Senior Executive Severance Plan, which establishes severance benefits for approximately 15 senior executives, including the Named Executives, provides that senior executives who suffer an employment loss may elect one of two options: (a) the Corporation provides the senior executive with base salary and par incentive under the annual management incentive program, continuing welfare benefits and certain stock option benefits for 24 months, or (b) the Corporation, within 30 days of receipt of a signed general release, pays the senior executive a lump sum calculated as follows: (i) a lump sum payment to the executive in an amount equal to one and one-half weeks of base salary for each full year of continuous service with the Corporation or its subsidiaries, subject to a minimum of two months salary, plus (ii) two weeks base salary at the rate in effect immediately prior to such termination date for each full $15,000 of annualized salary at the same rate, plus (iii) a lump sum cash payment equal to the cost of continuation of medical, vision and dental benefits.
      Senior executives eligible to receive benefits under the Senior Executive Severance Plan are not eligible to receive benefits under any other severance plan, employment agreement or termination compensation agreement.
Retirement Plans
      The following table shows the annual pension benefits, on a straight-life annuity basis, for retirement at normal retirement age under the terms of the Corporation’s contributory retirement plan (the “Retirement Plan”), before the applicable offset of one-half of the primary Social Security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Retirement Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the 15 years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

Covered
Compensation	20 Years	25 Years	30 Years	35 Years

$ 600,000	$192,000	$240,000	$288,000	$336,000
900,000	288,000	360,000	432,000	504,000
1,200,000	384,000	480,000	576,000	672,000
1,500,000	480,000	600,000	720,000	840,000
1,800,000	576,000	720,000	864,000	1,008,000
2,100,000	672,000	840,000	1,008,000	1,176,000
2,400,000	768,000	960,000	1,152,000	1,344,000
2,700,000	864,000	1,080,000	1,296,000	1,512,000
3,000,000	960,000	1,200,000	1,440,000	1,680,000
      The Named Executives participate in the Retirement Plan. The full years of continuous credited service of the Named Executives at December 31, 2004, were as follows: Mr. Foote, 21; Mr. Fleming, 31; Mr. Bosowski, 28; Mr. Metcalf, 24 and Mr. Ferguson 17. Covered compensation under the Retirement Plan includes salary, Key Employee Retention Plan payments (prior to December 31, 2004) and cash incentive compensation for the year in which payments are made as set forth in the Summary Compensation Table above.
      Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation’s contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has authorized establishment by certain individuals, including certain Named Executives, of grantor trusts owned by such individuals to hold accrued benefits under the supplemental plan as a means of assuring the security of such benefits.
Director Compensation
      Directors who are not employees of the Corporation currently are entitled to receive a retainer of $12,000 per quarter plus a fee of $1,600 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attending meetings or other activities. A non-employee director chairing a committee is entitled to receive an additional retainer of $1,600 per quarter for each such chair. Directors may elect to receive some or all of the retainers, as well as meeting fees and chair retainers, in cash or in the form of deferred stock units which increase or decrease in value in direct relation to the market value of shares of Common Stock and are paid in cash upon termination of Board service (“Deferred Stock Units”). Non-employee directors also may be compensated for assisting management in planning or preparing for Board and committee meetings, or other Board-related projects, including Directors’ education, at the rate of $1,600 for each day’s involvement. Non-employee directors also receive an annual grant of 500 shares of common stock (prorated in the event of less than one year’s service) on July 1 each year. Directors may elect to defer the annual grant into Deferred Stock Units. No director of the Corporation has received compensation for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.
COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
      The Compensation and Organization Committee of the Board, which is composed entirely of independent directors, has overall responsibility for the Corporation’s executive compensation programs. The Committee approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation programs. The charter of the Compensation and Organization Committee may be found at www.usg.com.
      The Corporation’s executive compensation strategy has been designed to reward executives that lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are designed to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation’s executives with those of its stockholders. This philosophy encompasses the following guiding principles:

1.	A significant portion of the total compensation opportunity is variable and dependent upon the Corporation’s operating and financial performance.

2.	Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

3.	The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies.

4.	With the Corporation’s filing of its chapter 11 cases, the element of employee retention has become a paramount consideration in the compensation strategy of the Corporation and the Key Employee Retention Plan has replaced the long-term equity program.
      The components of the Corporation’s executive compensation program have in general comprised base salary, annual incentive cash awards, long-term equity program, and benefits and perquisites. With the filing of the chapter 11 cases, the Corporation added the Key Employee Retention Plan to replace the long-term equity program as a compensation device during chapter 11 and to assure retention of management over the longer term.
      Except for corporate officers, salary ranges are established each year. The amount of individual salary increases vary based upon performance rating and contribution, current salary relative to midpoint for the established salary range, and the annual salary budget allotment. The Corporation uses market rates as a guide in determining the compensation levels for its officer positions. Key elements in this approach include:

•	A market pricing analysis for each officer position is prepared by Hewitt Associates. This process utilizes a custom peer group of 27 companies that are similar in size and/or industry to the Corporation. The Corporation positions are compared to the median compensation levels of similar positions in this peer group to determine external competitiveness.

•	A market rate for salary, incentive target opportunity, long term incentive opportunity and benefits and perquisites is established by the Corporation for each assignment which is at, below, or slightly above the market comparison based upon relevant USG considerations (i.e., each officer position’s impact, size, scope, or dimensions).

•	Consideration of individual pay factors, such as experience, performance and time in position may warrant paying above or below the market rate.

•	For the purpose of ensuring that compensation is competitive and reasonable, total compensation opportunity for salary, annual incentive, long-term incentive and benefits and perquisites is benchmarked at the 50th percentile of the custom peer group of companies.
Annual Incentive Cash Awards
      The Corporation’s executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program. Approximately 275 officers and managers with position values above a specified threshold were eligible to participate in the program in 2004. Fifty percent of the participant’s target award is based on strategic focus targets, with an award adjustment factor ranging from 0.5 (after achieving the minimum threshold performance level) to 2.0 for maximum attainment. Fifty percent of the target award is based on corporate net earnings, subject to potential adjustments for certain significant non-operational charges. A percentage of earnings fund a pool from which awards based on corporate net earnings are paid. As earnings increase, the proportion of earnings allocated to the pool decreases. Participants receive a share of earnings proportionate to their par award.

The Committee reviews strategic focus targets and corporate earnings attainments and awards are approved by the committee following certification of goal attainment. The maximum potential payout to a participant under the entire Program is two times the participant’s base salary.
Long-Term Equity Program
      As a method of providing enhanced retention value for the long-term equity program and before development of the Key Employee Retention Plan for this purpose, the Corporation has in the past made restricted stock grants to select managers and executives for retention and motivational purposes during the succeeding several years; however, no time-vested or performance based restricted shares or non-qualified stock options were granted to any executive or senior manager in 2004.
Key Employee Retention Plan
      Due to the impact of the Corporation’s filing of the chapter 11 cases, the benefits of the long-term equity program may not be realized at present or for the foreseeable future and additional equity grants are not currently being made under the program. Therefore, the Corporation adopted the Key Employee Retention Plan in 2001 to achieve the primary goal of preservation and enhancement of enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers. As most recently approved by the bankruptcy court, the Key Employee Retention Plan will be in place up to the earlier of emergence from chapter 11 or December 31, 2005 (with a portion of the annual deferral to be paid in July 2006). The Key Employee Retention Plan covers approximately 230 employees, including the Named Executives.
Limitations on Compensation Deductibility
      The primary objective of the Corporation’s compensation programs is to maximize the value of its businesses by encouraging and rewarding superior operating performance. The Committee has reviewed the effect on the Corporation’s executive compensation programs of certain provisions of the Internal Revenue Code. These provisions limit the deductibility of compensation in excess of $1 million that is not deemed performance-based paid in any year to its Chief Executive Officer and four other most highly compensated executive officers for such year. Regular salaries, Key Employee Retention Plan payments, time-vested restricted stock awards, and annual incentive cash awards earned by the Named Executives do not qualify as performance-based under the applicable provisions of the Internal Revenue Code. Compensation to the Named Executives in connection with exercises of stock options or shares earned under any award of performance-based stock would meet the requirements for deductibility under the Internal Revenue Code.
The Chief Executive Officer’s 2004 Compensation
      In 2004, compensation for William C. Foote consisted principally of salary of $895,000, an annual incentive plan payment of $884,272 and a Key Employee Retention Plan payment of $1,969,000.

Base Salary
      Mr. Foote’s 2004 annual base salary of $895,000 was established by the committee in February, 2001. In determining his base salary at that time, the committee considered the base salaries of chief executive officers of comparably sized industrial companies. In addition, the committee considered the Corporation’s operating performance and Mr. Foote’s tenure and individual performance as Chief Executive Officer, including execution of the Corporation’s principal executive assignments and leadership in development of strategic and financial plans and legal affairs.
Annual Management Incentive Plan
      Mr. Foote’s 2004 Annual Management Incentive Program award was determined on the basis of the Corporation’s overall achievement versus previously determined factors described earlier in this report. Mr. Foote’s 2004 annual incentive opportunity was expressed as 90%, or $805,000, of the annualized salary for his position as discussed above. The corporate goal achievement, and leadership and contribution goals achievement, for 2004 resulted in an award of $884,272.
Long-Term Compensation
      Mr. Foote did not receive any long-term compensation in 2004 other than the payments under the Key Employee Retention Plan described below.
Key Employee Retention Plan
      An objective of the Corporation’s compensation strategy is to maintain and enhance enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers. In line with this objective, Mr. Foote’s long-term compensation for 2005 will consist of Key Employee Retention Plan payments. The payments for 2004 were $1,969,000.
      The committee believes that the Corporation’s executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation. The committee intends to continue the policy of linking a portion of executive compensation to corporate performance and will monitor the effectiveness of the program and institute changes as it deems appropriate to promote policy goals.
      This report is submitted by the members of the Compensation and Organization Committee:

David W. Fox, Chair
W. Douglas Ford
Valerie B. Jarrett
John B. Schwemm
Judith A. Sprieser

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with Deloitte & Touche LLP, the Corporation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and discussed with Deloitte & Touche LLP its independence and considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

•	In reliance on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.
      This report is submitted by the members of the Audit Committee:

Judith A. Sprieser, Chair
Robert L. Barnett
Keith A. Brown
Lawrence M. Crutcher
Marvin E. Lesser
John B. Schwemm
Fees Paid to the Independent Registered Public Accounting Firm
      The following is a summary of the fees billed to USG Corporation by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the years ended December 31, 2004 and 2003:

Fee Category (thousands)	2004	2003

Audit Fees	$1,798	$1,064
Audit-Related Fees	162	89
Tax Fees	726	1,020
All Other Fees	3	52

Total Fees	$2,689	$2,225
      Audit Fees: Consists of fees billed for professional services rendered for the integrated audit of USG Corporation’s consolidated financial statements and internal controls over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

      Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of USG Corporation’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards, bankruptcy-related services, the Sarbanes-Oxley Act, Section 404 advisory services and due diligence.
      Tax Fees: Consists of fees billed for professional services related to tax compliance and other tax services. Fees for tax compliance services, which included assistance regarding federal, state, international and real estate tax compliance, amounted to $243,000 in 2004 and $279,000 in 2003. Fees for other tax services, which included tax audit support, international tax planning, preparation of expatriate tax returns for employees on international job assignments and real estate tax appeals, amounted to $483,000 in 2004 and $741,000 in 2003.
      All Other Fees: Consists of fees for services other than those reported above. These services include consultations in connection with employee benefit plan design and other miscellaneous services.
      The Audit Committee’s policy for approval of audit and non-audit services to be performed by the Corporation’s independent registered public accounting firm is attached hereto as Annex A.

PERFORMANCE GRAPH
      The following graph and table compare the cumulative total stockholder return on the Corporation’s Common Stock with the Standard and Poor’s 500 Index (the “S&P 500”) and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the “Building Materials Group”), in each case assuming an initial investment of $100 and full dividend reinvestment, for the five-year period ended December 31, 2004.

	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004

USG Corporation	$100	$49	$12	$18	$36	$87
S&P 500	100	91	80	62	80	89
Building Materials Group	100	87	94	83	113	141
All amounts rounded to nearest dollar.
      The Building Materials Group comprises the following 14 publicly traded companies in the building materials industry for all periods reflected in the performance graph: Ameron International, Inc., Apogee Enterprises, Inc., Armstrong Holdings, Inc., Butler Manufacturing Co., Crane Co., Elkcorp, Fluor Corp., International Aluminum Corp., Johns-Manville Corporation (a subsidiary of Berkshire Hathaway since 2001), Masco Corp., Owens Corning, Perini Corp., PPG Industries, Inc., and Thomas Industries, Inc.
      Jannock Ltd., Justin Industries, Morgan Products Ltd., and TJ International, Inc., previously included in the Corporation’s peer group of companies, have been omitted because at least five years have lapsed since their acquisition by a third party.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The firm of Deloitte & Touche LLP, headquartered in Wilton, Connecticut, began examining the financial statements of the Corporation in 2002. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Deloitte & Touche LLP, as the Corporation’s independent registered public accounting firm, to examine the financial statements of the Corporation and audit the Corporation’s internal control over financial reporting for the current year ending December 31, 2005, and to perform other related accounting services.

RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Corporation for the current year ending December 31, 2005, is hereby ratified, approved, and confirmed.
      The Corporation has been advised by Deloitte & Touche LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation, or has any connection with the Corporation in any capacity other than that of public accountants. A member of Deloitte & Touche LLP will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.
ADDITIONAL INFORMATION
      The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Georgeson Shareholder Communications Corporation, a subsidiary of Computershare Ltd., to assist in this solicitation at a fee of $9,500, plus reimbursement of normal expenses. The Corporation also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding the Corporation’s proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.
      A copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request to USG Corporation, Attn: Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678. A copy of the Corporation’s Annual Report on Form 10-K also may be obtained through the internet at the Securities and Exchange Commission’s website www.sec.gov or USG Corporation’s website www.usg.com.
      The Board does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

DEADLINE FOR STOCKHOLDER PROPOSALS
      Stockholder proposals intended for inclusion in the Corporation’s proxy statement relating to the next annual meeting in May 2006 must be received by the Corporation no later than December 2, 2005. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under the Corporation’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Corporation’s regularly scheduled annual meeting of stockholders to be held in 2006, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no earlier than January 2, 2006 , nor later than January 31, 2006, and must comply with the procedures outlined in the Corporation’s by-laws, which may be found on the Corporation’s website www.usg.com, or a copy of which is available upon request from the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678. As described elsewhere in this proxy statement, stockholder recommendations of candidates for nominations as directors for the 2006 stockholders meeting must be received by the Corporation no later than December 2, 2005, and must be accompanied by information concerning, among other things, the individual’s business experience and organizations for which the individual serves as a director.

By order of the Board of Directors

J. E. Schaal
Corporate Secretary
April 1, 2004

Annex A
USG Corporation
Audit Committee Pre-Approval Policy
      The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm to perform audit and non-audit services for USG Corporation (the “Corporation”).
Statement of Principles
      In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.
      When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the “SEC”) regulation, or any other applicable law or regulation.
Audit Services
      At its March meeting, the Audit Committee will review and approve the independent auditors’ plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation’s structure or other matters.
      Audit services include the annual audits of the Corporation’s internal controls and consolidated financial statements and quarterly reviews of the Corporation’s consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation’s subsidiaries as required by local country laws.
      Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

Non-Audit Services
      The Audit Committee supports the Corporation’s efforts to transition to service providers other than the Corporation’s independent auditors except where that is not reasonably advisable. In cases where management believes that the Corporation’s independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC’s rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation’s policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.
      The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.
      Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.
To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.
      Non-audit services include the following:
      Audit-Related Services — These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute, and consultations concerning financial accounting and reporting matters not related to the current-year audit.
      Tax Services — Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
      Other Services — The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.
Prohibited Non-Audit Services
      Non-audit service categories that are prohibited under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X are identified below and further defined in the regulations:

1.	Bookkeeping or Other Services Related to the Corporation’s Accounting Records or Financial Statements

2.	Financial Information Systems Design and Implementation

3.	Appraisal or Valuation Services, Fairness Opinion or Contribution-in-Kind Reports

4.	Actuarial Services

5.	Internal Audit Outsourcing Services

6.	Managerial Functions

7.	Human Resources

8.	Broker-Dealer, Investment Advisor or Investment Banking Services

9.	Legal Services

10.	Expert Services
      The foregoing list is subject to the SEC’s rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

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Proxy — USG Corporation

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.

	For	Withhold

01 — Robert L. Barnett	☐	☐

02 — David W. Fox	☐	☐

03 — Valerie B. Jarrett	☐	☐

04 — Marvin E. Lesser	☐	☐

B	Ratification of Appointment of Independent Registered Public Accountants
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2005.	☐	☐	☐

C	I plan to attend the Annual Meeting. ☐

D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Sign your name(s) EXACTLY as it or they appear ABOVE. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

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Meeting of Stockholders of USG Corporation May 11, 2005, 9:00 a.m. Third Floor Business Library 125 South Franklin Street Chicago, Ilinois 60606

Admission Ticket

You must present this ticket (bottom portion only) to a USG representative to be admitted to the USG Corporation Annual Meeting.

MR A SAMPLE
DESIGNATION (IF ANY)
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MR A SAMPLE
DESIGNATION (IF ANY)
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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

This proxy is solicited on behalf of the Board of Directors of USG Corporation for its Annual Meeting of Stockholders on May 11, 2005

The undersigned hereby appoints William C. Foote and J. Eric Schaal, and each or any of them, attorneys, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION, at the annual meeting of stockholders of USG Corporation, third floor Business Library, 125 South Franklin Street, Chicago, Illinois on May 11, 2005, and any adjournment or postponement thereof; on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.

(Continued and to be signed on reverse side.)

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Telephone and Internet Voting Instructions

You can vote by telephone OR Internet. Available 24 hours a day 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-877-233-3084 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

To vote using the Internet
•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the information requested on your computer screen and follow the simple instructions.

C0123456789	12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Standard Time, on May 11, 2005.

THANK YOU FOR VOTING

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